News Release

Release Date:     Wednesday, July 29, 2015

Release Time: At Market Close

Contact:     Eric E. Stickels, President & COO

Phone:     (315) 366-3702

Oneida Financial Corp. Reports 2015 Second Quarter Operating Results (unaudited)

Oneida, NY, July 29, 2015 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced second quarter operating results. Net income for the three months ended June 30, 2015 was $473,000 or $0.07 diluted earnings per share, compared to $1.4 million or $0.20 diluted earnings per share, for the three months ended June 30, 2014. The decrease in net income during the current second quarter period is primarily the result of merger-related expenses incurred in connection with our previously announced merger with and into Community Bank System, Inc. which is expected to close during the fourth quarter of 2015. Also contributing to the decrease in net income for the second quarter of 2015 as compared with the same period last year was a decrease in the fair value of our equity investments and a decrease in non-interest income. These decreases were offset by an increase in net interest income, an increase in net investment gains, a decrease in non-interest expense (excluding merger-related expense) and a decrease in income tax provision.
Net income for the six months ended June 30, 2015 was $2.4 million or $0.34 diluted earnings per share, as compared with $3.4 million or $0.48 diluted earnings per share for the same period in 2014. The decrease in net income during the six months ended June 30, 2015 as compared with the same period last year was primarily the result of merger-related expenses incurred, a decrease in the change in fair value of our equity investments and an increase in non-interest expense; partially offset by an increase in net interest income, an increase in net investment gains, an increase in non-interest income and a decrease in income tax provision.
Key balance sheet changes at June 30, 2015

•
The Bank is categorized as well capitalized at June 30, 2015 with a Tier 1 leverage ratio of 8.66% and a total risk-based capital ratio of 15.87%. The Company’s average equity ratio as a percent of average assets was 11.38% at June 30, 2015 compared to 11.89% at June 30, 2014.

•
Deposit accounts were $741.4 million at June 30, 2015, an increase of $70.2 million from June 30, 2014. The increase in total deposits from June 30, 2014 represents an increase of $44.5 million in retail deposits and further supported by an increase of $25.7 million in municipal deposits over the past twelve months. The increase in deposits was held in cash equivalents and invested in loans receivable.

•
Net loans receivable totaled $391.0 million at June 30, 2015 compared to $344.0 million at June 30, 2014. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $8.4 million in newly originated fixed rate residential loans, which represents the majority of the Company’s fixed-

rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended June 30, 2015.

•
Investment and mortgage-backed securities totaled $277.9 million at June 30, 2015, a decrease of $21.7 million from June 30, 2014. The decrease in investment and mortgage-backed securities is primarily the result of the Company’s strategy to hold a higher level of cash and cash equivalents given the increase in deposits over the trailing twelve months and to support loan origination activities.

•	There were no borrowings outstanding at June 30, 2015 compared with $1.0 million in borrowings outstanding at June 30, 2014.

•
Total equity at June 30, 2015 was $96.4 million, an increase of $1.7 million from June 30, 2014. The change in total equity is the result of the contribution of net earnings combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities over the trailing twelve months, partially offset by the declaration of cash dividends during the trailing twelve month period.

Key operating items for second quarter 2015 include:

•
Net interest income was $5.1 million for the three months ended June 30, 2015 compared to $5.0 million for the three months ended June 30, 2014. Net interest margin was 2.69% for the second quarter of 2015 compared to 2.94% for the second quarter of 2014.

•
Non-interest income was $8.1 million for the three months ended June 30, 2015 compared to $8.3 million for the three months ended June 30, 2014. The cash surrender value of bank owned life insurance decreased during the second quarter of 2014 as compared with the same period in 2014 due to proceeds on a policy received in the second quarter of 2014 which did not occur in the current period. Partially offsetting the revenue reduction was an increase in revenue derived from the Company’s insurance and other non-banking operations to $6.9 million in the second quarter of 2015 compared to $6.5 million in the comparable 2014 period.

•
A decrease in the fair value of trading (equity) securities of $220,000 was recognized for the three months ended June 30, 2015 compared to an increase in fair value of $13,000 for the three months ended June 30, 2014.

•
Non-interest expense increased to $12.4 million for the three months ended June 30, 2015 compared to $11.3 million for the comparable period in 2014. This increase is the result of $1.3 million in merger-related expenses recognized during the current quarter.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “We would like to thank our stockholders, customers, communities and employees for their support as we work toward the successful completion of our announced merger with Community Bank System.” Kallet continued, “Our financial results continue to demonstrate the exceptional performance of Oneida Financial Corp. accomplished through our integrated community banking and diversified financial services model. Excluding merger-related expenses recorded in the second quarter of 2015, the Company is again reporting near record earnings through the first half of 2015.” Kallet stated, “On June 17th our stockholders approved the merger with Community Bank System, Inc. pending receipt of the anticipated regulatory approvals later this year.” Under the terms of the agreement, shareholders of Oneida Financial Corp. can elect to receive either 0.5635 shares of Community Bank System, Inc. common stock or $20.00 in cash for each share of Oneida Financial Corp. common stock they hold, subject to an overall 60% stock and 40% cash split. Kallet continued, “This is an ideal opportunity for Oneida Financial to partner with a true community bank that has been nationally recognized for its financial strength, exceptional customer service and a company equally skilled at integrating non-interest income producing businesses. Our customers will benefit from an expanded network of branch locations and ATM’s, and broader product and service offerings.” Mr. Kallet continued, “Community Bank System has an impressive history of creating shareholder value through both earnings and dividend growth.”
Net Interest Income and Margin
Second quarter 2015 compared with second quarter 2014
Net interest income was $5.1 million for the three months ended June 30, 2015, an increase of $114,000 from the second quarter of 2014. The net interest margin was 2.69% for the second quarter of 2015, compared to 2.94% for the second quarter of 2014. The increase in net interest income is primarily the result of an increase in average interest-earning assets of $80.6 million partially offset by a decrease in the yield on interest-earning assets of 34 basis points to 3.00%. The average balance of interest-bearing liabilities increased $67.6 million with the average cost of interest-bearing deposits decreasing by 11 basis points to 0.36% for the second quarter of 2015 as compared to 0.47% for the second quarter of 2014.
Second quarter 2015 compared with linked quarter ended March 31, 2015
Net interest income for the three month ended June 30, 2015 decreased $36,000 from the three months ended March 31, 2015. The decrease in net interest income is primarily the result of a decrease in the yield on average interest-earning assets of 21 basis points from 3.21% for the quarter ended March 31, 2015 partially offset by an increase of $46.6 million in average interest-earning assets. The average interest-bearing liabilities increased $46.6 million during the three months ended June 30, 2015 as compared with the linked quarter, while the cost of interest-bearing liabilities decreased 3 basis points from 0.39% during the first quarter of 2015 to 0.36% during the second quarter of 2015.
Year-to-date comparison 2015 to 2014
On a full year-to-date basis, net interest income has increased $501,000 for the six months ended June 30, 2015, as compared to the same period in 2014. The increase in net interest income is primarily the result of an increase of $71.7 million in average interest-earning assets partially offset by decrease in net interest margin of 23 basis points to 3.10% for six months ended June 30, 2015 from 3.33% for the same period in 2014. The average interest-bearing liabilities increased $57.3 million during the six months ended June 30, 2015 as compared with the same period last year, while the cost of interest-bearing liabilities decreased 9 basis points from 0.47% during the six months ended June 30, 2014 to 0.38% during the first half of 2015.
Provision for Loan Losses
Second quarter 2015 compared with second quarter 2014
During the second quarter of 2015, the Company made no provision for loan losses as compared with a $100,000 provision for loan losses during the second quarter of 2014. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Non-performing loans as a percentage of total loans was 0.09% at June 30, 2015 as compared with 0.15% at June 30, 2014. The ratio of the allowance for loan losses to loans receivable was 0.88% at June 30, 2015 compared to 0.95% at June 30, 2014. Net charge-offs during the current quarter were 0.01% of average loans receivable as compared with net charge-offs of 0.01% of average loans receivable in the same period last year.
Second quarter 2015 compared with linked quarter ended March 31, 2015
During the linked quarter ended March 31, 2015 there was no provision for loan losses compared with no provision for loan losses during the second quarter of 2015. The absence of a provision for loan losses in both quarters of 2015 is primarily the result of the continued low level of nonperforming loans and a decrease in net loan charge-offs. Non-performing loans to total loans were 0.09% at June 30, 2015 as compared with 0.10% at March 31, 2015. The ratio of the allowance for loan losses to loans receivable was 0.88% at June 30, 2015 compared to 0.92% at March 31, 2015.
Year-to-date comparison 2015 to 2014
The absence of provision for loan losses for the six months ended June 30, 2015 compares with $200,000 in the same period of 2014. Net charge-offs have totaled $44,000 for the six months ended June 30, 2015 as compared with net charge-offs of $37,000 for the same period last year.
Non-interest Income
Second quarter 2015 compared with second quarter 2014
Non-interest income totaled $8.1 million for the second quarter of 2015, a decrease of $145,000 from $8.3 million in the second quarter of 2014. The decrease in non-interest income was primarily due to a decrease in other revenue from operations of $622,000 reflecting the receipt during the second quarter of 2014 of $614,000 from the proceeds of a bank-owned life insurance policy. Partially offsetting the decrease in non-

interest income was an increase in commissions and fees on the sales of non-banking products through the Bank’s insurance and financial service subsidiaries of $491,000 to $6.9 million for the three months ended June 30, 2015 as compared with $6.5 million during the same period of 2014.
Second quarter 2015 compared with linked quarter ended March 31, 2015
Non-interest income decreased $367,000 from $8.5 million on a linked-quarter basis. The decrease is primarily the result of a partial recovery of a previously charged off asset in the amount of $316,000 received during the first quarter of 2015. Commissions and fees on the sales of non-bank products also decreased in the second quarter of 2015 by $76,000 to $6.9 million as compared with the first quarter of 2015.
Year-to-date comparison 2015 to 2014
Non-interest income totaled $16.6 million for the six months ended June 30, 2015 as compared with $16.3 million in the same period of 2014. For the six months ended June 30, 2015 commissions and fees on the sales of non-bank products increased $577,000 from the same period in 2014. Other revenue from operations decreased $277,000 in the six months ended June 30, 2015 as compared with same period in 2014. Service charges on deposit accounts decreased $10,000 for the six months ended June 30, 2015 as compared with the same period in 2014.
Net Investment Gains
Second quarter 2015 compared with second quarter 2014
Net investment gains of $76,000 were recorded in the second quarter of 2015 compared with net investment gains of $27,000 in the second quarter of 2014.
Second quarter 2015 compared with linked quarter ended March 31, 2015
During the linked quarter ended March 31, 2015, the Company realized net investment gains of $146,000 as compared with $76,000 in net investment gains in the three months ended June 30, 2015.
Year-to-date comparison 2015 to 2014
For the six months ended June 30, 2015, the Company has recorded net investment gains of $222,000 as compared with net investment gains of $73,000 during the six months ended June 30, 2014.
Change in the Fair Value of Investments
Second quarter 2015 compared with second quarter 2014
The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended June 30, 2015, the fair value of the Company’s trading securities decreased $220,000 as compared with an increase of $13,000 in the second quarter of 2014.
Second quarter 2015 compared with linked quarter ended March 31, 2015
During the linked quarter ended March 31, 2015, the Company recorded a positive non-cash adjustment of $242,000 reflecting an increase in fair value of the Company’s trading securities at the end of the first quarter of 2015 as compared with the fair value at the end of the fourth quarter of 2014.
Year-to-date comparison 2015 to 2014
For the six months ended June 30, 2015, a positive net fair value adjustment of $22,000 reflects the increase in market value of the Bank’s trading securities at June 30, 2015 as compared with year-end 2014. This compares with a net increase in the fair value for the same 2014 period of $823,000.
Non-interest Expense
Second quarter 2015 compared with second quarter 2014
Non-interest expense was $12.4 million for the three months ended June 30, 2015 as compared with $11.3 million during the second quarter of 2014. The increase in non-interest expense was primarily due to recording $1.3 million in merger-related expenses during the current quarter in connection with the previously announced merger with Community Bank System, Inc. which is expected to close during the fourth quarter of 2015. These non-recurring merger-related expenses were partially offset by a decrease in compensation and employee benefits of $205,000 and a decrease in equipment and net occupancy expense of $119,000 during the second quarter of 2015 as compared with the same period in 2014.
Second quarter 2015 compared with linked quarter ended March 31, 2015
Non-interest expense increased $928,000 in the second quarter of 2015 as compared with the linked prior quarter. The increase in noninterest expense was due to the recognition of merger-related expenses of $1.3 million during the current quarter.
Year-to-date comparison 2015 to 2014
Non-interest expense totaled $23.8 million for the six months ended June 30, 2015 as compared with $22.2 million in the same period of 2014. The increase in non-interest expense is primarily the result of the recognition of merger-related expenses of $1.3 million during the first half of 2015 as compared with the same period in 2014.
Income Taxes
The Company’s effective tax rate was 38.7% for the second quarter of 2015 as compared with an effective tax rate of 26.2% for the second quarter of 2014. For the linked quarter ended March 31, 2015, the Company’s effective tax rate was 25.2%. The increase in the effective tax rate in the current period as compared with the linked quarter is reflective of the overall tax rate expected to be recognized for the full year. For the six months ended June 30, 2015 the Company’s effective tax rate was 28.2% as compared with an effective tax rate was 26.7% during the prior six months ended June 30, 2014.
About Oneida Financial Corp.
The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; OneGroup NY, Inc. (formerly Bailey & Haskell Associates, Inc.), an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates twelve banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
All financial information provided at and for the quarter ended June 30, 2015 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(in thousands except per share data)	2015	2015	2014	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$849,570	$881,966	$798,169	$786,768	$777,838
Cash and cash equivalents	84,438	105,929	31,075	44,341	43,146
Loans receivable, net	391,019	379,937	367,859	355,685	343,951
Mortgage-backed securities	108,189	115,407	115,911	110,462	114,653
Investment securities	169,734	188,851	189,818	184,122	184,913
Trading securities	3,922	4,142	3,900	4,379	5,886
Goodwill and other intangibles	26,165	26,223	26,288	26,360	26,432
Interest bearing deposits	645,415	679,167	603,482	586,191	585,214
Non-interest bearing deposits	95,983	92,323	85,688	93,077	85,992
Borrowings	0	0	0	0	1,000
Total equity	96,409	97,613	95,773	94,857	94,733

Book value per share
(end of period)	$13.85	$14.06	$13.81	$13.70	$13.71
Tangible value per share
(end of period)	$10.09	$10.28	$10.02	$9.89	$9.89

	Quarter Ended		Year to Date
Selected Operating Data:	Jun 30,	Jun 30,	Jun 30,	Jun 30,
(in thousands except per share data)	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$ 3,967	$ 3,693	$ 7,798	$ 7,350
Interest and dividends
on investments	1,738	2,012	3,668	3,786
Interest on fed funds	27	6	37	12
Total interest income	5,732	5,711	11,503	11,148
Interest expense:
Interest on deposits	595	672	1,193	1,307
Interest on borrowings	0	16	1	33
Total interest expense	595	688	1,194	1,340
Net interest income	5,137	5,023	10,309	9,808
Provision for loan losses	0	100	0	200
Net interest income after
provision for loan losses	5,137	4,923	10,309	9,608
Net investment gains	76	27	222	73
Change in fair value of investments	(220)	13	22	823
Non-interest income:
Service charges on deposit accts	697	711	1,384	1,394
Commissions and fees on sales
of non-banking products	6,946	6,455	13,968	13,391
Other revenue from operations	486	1,108	1,272	1,549
Total non-interest income	8,129	8,274	16,624	16,334
Non-interest expense:
Salaries and employee benefits	7,117	7,322	14,584	14,500
Equipment and net occupancy	1,210	1,329	2,609	2,729
Intangible amortization	58	72	123	150
Merger related expenses	1,257	0	1,257	0
Other costs of operations	2,709	2,577	5,199	4,858
Total non-interest expense	12,351	11,300	23,772	22,237
Income before income taxes	771	1,937	3,405	4,601
Income tax provision	298	508	961	1,228
Net income	$ 473	$ 1,429	$ 2,444	$ 3,373
Net income per common
share ( EPS - Basic )	$0.07	$0.20	$0.35	$0.48
Net income per common
share ( EPS - Diluted)	$0.07	$0.20	$0.34	$0.48
Cash dividends paid	$0.12	$0.12	$0.24	$0.24

	Second	First	Fourth	Third	Second
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2015	2015	2014	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$ 3,967	$ 3,831	$ 3,811	$ 3,767	$ 3,693
Interest and dividends
on investments	1,738	1,929	1,908	1,909	2,012
Interest on fed funds	27	11	9	4	6
Total interest income	5,732	5,771	5,728	5,680	5,711
Interest expense:
Interest on deposits	595	597	638	645	672
Interest on borrowings	0	1	1	10	16
Total interest expense	595	598	639	655	688
Net interest income	5,137	5,173	5,089	5,025	5,023
Provision for loan losses	0	0	30	270	100
Net interest income after
provision for loan losses	5,137	5,173	5,059	4,755	4,923
Net investment gains	76	146	335	2,044	27
Change in fair value of investments	(220)	242	(479)	(1,507)	13
Non-interest income:
Service charges on deposit accts	697	686	713	724	711
Commissions and fees on sales
of non-banking products	6,946	7,022	6,875	6,375	6,455
Other revenue from operations	486	788	575	459	1,108
Total non-interest income	8,129	8,496	8,163	7,558	8,274
Non-interest expense:
Salaries and employee benefits	7,117	7,467	8,952	7,364	7,322
Equipment and net occupancy	1,210	1,399	1,256	1,364	1,329
Intangible amortization	58	65	72	72	72
Merger related expenses	1,257	0	0	0	0
Other costs of operations	2,709	2,492	2,636	2,225	2,577
Total non-interest expense	12,351	11,423	12,916	11,025	11,300
Income before income taxes	771	2,634	162	1,825	1,937
Income tax provision (benefit)	298	663	(132)	365	508
Net income	$ 473	$ 1,971	$ 294	$ 1,460	$ 1,429
Net income per common
share ( EPS - Basic )	$0.07	$0.28	$0.04	$0.21	$0.20
Net income per common
share ( EPS - Diluted)	$0.07	$0.28	$0.04	$0.21	$0.20
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
and Other Data	2015	2015	2014	2014	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	0.22%	0.96%	0.15%	0.76%	0.72%
Return on average equity	1.91%	8.14%	1.23%	6.06%	6.09%
Return on average tangible equity	2.60%	11.16%	1.70%	8.34%	8.49%
Interest rate spread (2)	2.64%	2.82%	2.89%	2.95%	2.87%
Net interest margin (3)	2.69%	2.88%	2.95%	3.02%	2.94%
Efficiency ratio (4)	92.67%	83.09%	96.92%	87.05%	84.44%
Non-interest income to average assets	3.74%	4.12%	4.11%	3.92%	4.20%
Non-interest expense to average assets	5.68%	5.55%	6.51%	5.72%	5.73%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	115.74%	116.95%	117.00%	117.62%	115.33%
Average equity to average total assets	11.38%	11.76%	12.05%	12.50%	11.89%
Equity to total assets (end of period)	11.35%	11.07%	12.00%	12.06%	12.18%
Tangible equity to tangible assets	8.53%	8.34%	9.00%	9.01%	9.09%

Asset Quality Ratios:
Nonperforming assets to
total assets	0.05%	0.07%	0.07%	0.11%	0.08%
Nonperforming loans to
total loans	0.09%	0.10%	0.08%	0.17%	0.15%
Net charge-offs to average loans	0.01%	0.00%	0.01%	0.01%	0.01%
Allowance for loan losses to
loans receivable	0.88%	0.92%	0.95%	0.98%	0.95%
Allowance for loan losses to
nonperforming loans	942.51%	955.46%	1144.44%	575.12%	625.81%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	15.87%	15.92%	16.54%	16.90%	16.82%
Tier 1 capital
to risk weighted assets	15.15%	15.20%	15.77%	16.11%	16.06%
Tier 1 capital
to average assets	8.66%	9.32%	9.36%	9.57%	9.10%

1 - Ratios are annualized where appropriate.
2 - The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 - The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 - The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net investment gains (losses) and changes in the fair value of trading securities.